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                                                                    Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Renaissance Solutions, Inc. on Form S-3 of our report dated February 28, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the accounting for an acquisition as a pooling-of-interests) appearing in the Annual Report on Form 10-K of Renaissance Solutions, Inc. for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



Deloitte & Touche LLP
Boston, Massachusetts
March 4, 1997